EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-62021, 333-112890, 333-07129 and 333-145324 on Form S-8 and Registration Statement No. 333-179723 on Form S-3 of our report dated March 1, 2013, relating to the consolidated financial statements and financial statement schedule of Lufkin Industries, Inc., and the effectiveness of Lufkin Industries, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lufkin Industries, Inc. for the year ended December 31, 2012.

/s/Deloitte & Touche LLP

Houston, Texas
March 1, 2013